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                                                                    Exhibit 99


FOR IMMEDIATE RELEASE

For more information contact:       John Goodger
                                    Vice President and Treasurer
                                    Pioneer-Standard Electronics, Inc.
                                    440/498-5432


                       PIONEER-STANDARD ELECTRONICS, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN


CLEVELAND, Ohio -- April 27, 1999 -- Pioneer-Standard Electronics, Inc. (Nasdaq:
PIOS) today announced that its Board of Directors has adopted a new Shareholder Rights Plan. The plan will take effect on May 10, 1999, the date on which the Company's existing Shareholder Rights Plan will expire.

Under the new plan, the Pioneer Board declared a dividend distribution of one right for each outstanding Pioneer Common Share, payable May 10, 1999. Each right entitles the registered holder to purchase from Pioneer one-tenth of a Common Share at a price of $4.00, or $40.00 per whole share, subject to adjustment. However, if a person or group acquires 20 percent or more of Pioneer's outstanding Common Shares, the shareholder actually would receive, upon payment of the $40.00 exercise price, $80.00 worth of the Company's Common Shares. Shareholders of record on May 10 will receive a written summary of the new plan which will explain their rights and the significant provisions of the plan.

"Pioneer's Board adopted the new shareholder rights plan, which is substantially the same as the existing plan, to ensure the continued protection of shareholders against a partial tender offer or share accumulation that might allow a third party to take control of Pioneer without paying all shareholders a fair price for their shares," said James L. Bayman, Pioneer-Standard chairman and chief executive officer. He added that the plan does not contain the so called "dead hand" provision which some institutional shareholders have found to be objectionable.

The rights will initially trade together with Pioneer's Common Shares and will not be exercisable. In the absence of further Pioneer Board action, the rights generally will become exercisable and allow the holder to acquire Pioneer's Common Shares at a discounted price if a person or group acquires 20 percent or more of Pioneer's outstanding Common Shares. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.



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The Company's Board of Directors may, at its option, redeem all rights for $.001 per right, generally at any time prior to the rights becoming exercisable. The rights will expire May 10, 2009, unless earlier redeemed, exchanged or amended by the Board of Directors, and the plan specifically provides that the Board will review the status of the plan at the end of five years to determine if any such action should be taken.

"The adoption of a shareholder rights plan has become common practice in major American companies and a well-accepted approach to ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover," said Bayman. "With our industry sector and the company trading at historically low multiples, the rights plan helps assure our investors that a corporate raider would negotiate with the Board and pay a fair price for Pioneer shares."

Mr. Bayman stated that the adoption of the Shareholder Rights Plan was not taken in response to or in anticipating of any specific attempt to take over or proposed change in control of the Company.

The issuance of the rights is not a taxable event, will not affect Pioneer's reported financial condition or results of operations (including earnings per share) and will not change the way in which Pioneer's Common Shares are currently traded.

Pioneer-Standard is an international distributor of electronic components and computer systems, with revenues exceeding $2 billion. Pioneer-Standard's Industrial Electronics Division provides one of the industry's most comprehensive offerings of semiconductors, ICs, embedded computing solutions, passive components, interconnects, power products and more. The company's Computer System Division is one of the largest distributors of Compaq, IBM, Intel, Informix and Oracle solutions, selling through its distribution arm, KeyLink Systems, as well as its Corporate Accounts Group. Pioneer-Standard has operations throughout North America, and worldwide distribution to Asia and Europe through its equity investments in World Peace Industrial Co., Ltd. (WPI), headquartered in Taiwan, and Eurodis Electron PLC, headquartered in the U.K. Additional information about Pioneer and its global operations can be found at www.pios.com.


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